As filed with the Securities and Exchange Commission on August 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LARGO RESOURCES LTD. (Exact name of Registrant as specified in its charter)
Ontario, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
55 University Avenue Suite 1105 Toronto, Ontario (Address of Principal Executive Offices)	M5J 2H7 (Zip Code)

STOCK OPTION PLAN

AMENDED AND RESTATED SHARE COMPENSATION PLAN

(Full title of the plan)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, D.C., 20005

(Name and address of agent for service)

(202) 572-3111

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended.  ☐

CALCULATION OF REGISTRATION FEE*
Title of securities to be registered	Amount to be registered[2]	Proposed maximum offering price per share	Proposed maximum aggregate offering price [5]	Amount of registration fee
Common shares subject to outstanding options[1]	634,855 shares	$9.11[3]	$5,783,529	$631
Common shares subject to outstanding restricted share units[1]	220,393 shares	$9.11[3]	$2,007,780	$219
Common shares not subject to outstanding awards under the New Plan	5,611,105 shares	$16.32[4]	$91,573,234	$9,991
Total	6,466,353 shares	-	$99,364,543	$10,841

1 Includes 44,130 common shares offered by Largo Resources Ltd. (the "Registrant") pursuant to its Stock Option Plan (the "Old Plan"), and 811,118 common shares offered pursuant to its Amended and Restated Share Compensation Plan (the "New Plan" and together with the Old Plan, the "Plans").

2 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional common shares that may be offered and issued to prevent dilution resulting from share dividends, share splits, reverse share splits, combinations of shares, spin-offs, recapitalizations, mergers or similar capital adjustments as provided in the Plan.

3 In the case of common shares subject to outstanding options, based on weighted average exercise price of US$9.11 (Cdn$11.45) of options granted under the Plans outstanding as of June 30, 2021, and in the case of common shares subject to outstanding options and outstanding restricted share units, such amounts were converted into U.S. dollars based on the average exchange rate on August 9, 2021, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of Cdn$1.00 equals US$0.7959.

4 Calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for the Registrant's common shares reported on The Nasdaq Stock Market LLC on August 9, 2021, which was US$16.32 per share.

5 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

Part I - Information Required in the Section 10(a) Prospectus

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in "Item 1. Plan Information" and "Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the "Commission") either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II - Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

 The following documents filed by the Registrant with the Commission are incorporated herein by reference:

 (a) The Registrant's effective registration statement on Form 40-F (File No. 001-40333) filed with the Commission on April 14, 2021, which contains audited financial statements for the Registrant's latest fiscal year.

 (b) All documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

 (c) The description of the Registrant's common shares contained in the registration statement on Form 40-F filed with the Commission on April 14, 2021 incorporated by reference herein pursuant to (a) above, including any amendment or report filed for the purposes of updating such description.

Item 4. Description of Securities.

 Not applicable.

Item 5. Interests of Named Experts and Counsel.

 Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an "individual"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which such individual acted as a director or officer or in a similar capacity at the Registrant's request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify such individual unless such individual had reasonable grounds for believing that such individual's conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual's association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the condition in (i) above. Such individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the Registrant or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

The by-laws of the Registrant provide that, subject to the limitations contained in the Business Corporations Act (Ontario), the Registrant shall indemnify and hold harmless a director or officer of the Registrant, a former director or officer of the Registrant, or another individual who acts or acted at the Registrant's request as a director or officer (or an individual acting in a similar capacity) of another entity, and each of their respective heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is made a party by reason of that association with the Registrant or other entity. The by-laws further provide that Registrant shall advance moneys to a director, officer or other individual for the costs, charges and expenses of a such a proceeding. The individual shall repay the moneys if he or she does not fulfil the conditions of clauses (i) and (ii) in the first paragraph set forth above. Pursuant to the by-laws, the Registrant shall not indemnify an individual unless he or she fulfils the conditions of clauses (i) and (ii) in the first paragraph set forth above. The Registrant shall also indemnify the person referred to above in such other circumstances as the Business Corporations Act (Ontario) or law permits or requires.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant maintains directors' and officers' liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers.

Item 7. Exemption from Registration Claimed.

 Not applicable.

Item 8. Exhibits.

 An Exhibit Index appears on page 5 hereof and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Largo Resources Ltd.
4.2	Articles of Amendment of Largo Resources Ltd. (2014)
4.3	Articles of Amendment of Largo Resources Ltd. (2021) (incorporated by reference to the Registrant's Registration Statement on Form 40-F filed April 14, 2021)
4.4	By Law No.1 of Largo Resources Ltd.
4.5	Stock Option Plan
4.6	Amended and Restated Share Compensation Plan
5.1	Opinion of Gowling WLG (Canada) LLP
23.1	Consent of Gowling WLG (Canada) LLP (contained in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney (included on the signature page of this registration statement).

SIGNATURES

 Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on August 11, 2021.

LARGO RESOURCES LTD.

/s/ Ernest Cleave
By:	Name: Ernest Cleave Title: Chief Financial Officer

POWERS OF ATTORNEY

AND

SIGNATURES

Each person whose signature appears below constitutes and appoints Paulo Misk and Ernest Cleave, or either of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments to this registration statement, registration statements filed pursuant to Rule 429 under the Securities Act, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on August 11, 2021.

Signature	Title

/s/ Paulo Misk	President, Chief Executive Officer and Director
Paulo Misk	(principal executive officer)

/s/ Ernest Cleave	Chief Financial Officer
Ernest Cleave	(principal financial and accounting officer)

/s/ Alberto Arias	Non-Executive Chairman
Alberto Arias

/s/ David Brace	Director
David Brace

/s/ Jonathan Lee	Director
Jonathan Lee

/s/ Ian Robertson	Co-Chairman
Ian Robertson

/s/ Daniel R. Tellechea	Director
Daniel R. Tellechea

/s/ Koko Yamamoto	Director
Koko Yamamoto

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Form S-8, solely in its capacity as duly authorized representative of Largo Resources Ltd. in the United States, on August 11, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director